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                                                                     EXHIBIT 11

                      TRANS-LUX CORPORATION & SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


                                                     FOR THE TWELVE         FOR THE TWELVE       FOR THE NINE
                                                      MONTHS ENDED           MONTHS ENDED        MONTHS ENDED
                                                    DECEMBER 31, 1994      DECEMBER 31, 1995  SEPTEMBER 30, 1996
                                                    -----------------      -----------------  ------------------
Primary:
--------
Net income                                              $1,314,000            $1,066,000          $  869,000
                                                        ==========            ==========          ==========
Average common shares outstanding                        1,247,000             1,250,000           1,256,000
Assumes exercise of options reduced by the number
  of shares which could have been purchased with
  the proceeds from exercise of such options                13,000                 9,000              27,000
                                                        ----------            ----------          ----------
Average common and common equivalent shares
  outstanding                                            1,260,000             1,259,000           1,283,000
                                                        ==========            ==========          ==========
Primary earnings per share                              $     1.04            $     0.85          $     0.68
                                                        ==========            ==========          ==========
Fully Diluted:
--------------
Net income                                              $1,314,000            $1,066,000          $  869,000
Add after tax interest expense applicable to
  9% convertible subordinated debentures                   511,000               262,000             195,000
                                                        ----------            ----------          ----------
Adjusted net income                                     $1,825,000            $1,328,000          $1,064,000
                                                        ==========            ==========          ==========

Average common shares outstanding                        1,247,000             1,250,000           1,256,000
Assumes exercise of options reduced by the number
  of shares which could have been purchased with
  the proceeds from exercise of such options                14,000                 9,000              36,000
Assumes conversion of 9% convertible subordinated
  debentures                                               682,000               384,000             382,000
                                                        ----------            ----------          ----------
Average common and common equivalent shares
  outstanding                                            1,943,000             1,643,000           1,674,000
                                                        ==========            ==========          ==========
Fully diluted earnings per share                        $     0.94            $     0.81          $     0.64
                                                        ==========            ==========          ==========


        Fully diluted earnings per share are not presented for the twelve months ended December 31, 1993 and for the nine months ended September 30, 1995 as the effect was not dilutive.